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[MILLENNIUM CHEMICALS LOGO]
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Exhibit 99.1

                  NEWS RELEASE
Contact:   Mickey Foster
           Vice President
           Corporate and Investor Relations
           (410) 229-4444
                                                           FOR IMMEDIATE RELEASE

                          Millennium Chemicals To Offer
                  $125 Million of Convertible Senior Debentures

Hunt Valley, Maryland, November 18, 2003 -- Millennium Chemicals (NYSE: MCH) ("Millennium") today announced that it intends to offer, subject to market conditions and other factors, $125 million of convertible senior debentures due 2023, plus up to an additional $25 million of convertible senior debentures due 2023 that may be issued at the option of the initial purchasers. The debentures will rank equal in right of payment with Millennium's other senior unsecured indebtedness, will pay interest semi-annually and will be convertible into shares of Millennium common stock, upon the occurrence of certain events.

If the offering is consummated, it is anticipated that Millennium will use proceeds of the offering to repay the remaining balance of its term loan facility and to reduce borrowings under its revolving credit facility.

The debentures and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws. Any offers of the debentures will be made exclusively by means of a private offering memorandum.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the debentures or any shares of Millennium common stock, nor shall there be any sale of the debentures in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.


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